Exhibit 99.1

October 3, 2006

Alico Executes Extension of Corporate Governance Letter Agreement with Atlantic Blue Trust Inc.;

Company Appoints New Director; Declares Dividend and Sets Annual Meeting Date and Record Date.

LABELLE, Fla. Alico, Inc., (Nasdaq: ALCO), a leading landholder and one of the South’s best known agribusiness companies,, announced today that, at its quarterly Board meeting, the Directors approved and the Company executed an extension of the letter agreement with Atlantic Blue Trust, Inc. (“ABT”), a 50.5% shareholder in Alico’s common stock, which extends certain governance commitments of ABT.

The letter, dated September 29, 2006, reaffirms ABT’s continuing commitment to reasonable and appropriate corporate governance standards and commits ABT:

1.	To vote its shares of common stock at Alico’s annual shareholder’s meeting to elect director nominees such that a majority of Alico’s Board of Directors is comprised of directors who are “independent” as defined in Nasdaq Rule 4200.

2.	Not to acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.

3.	Not to engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico’s Board of Directors (or a committee of Alico’s Board of Directors comprised entirely of independent directors).

4.	To keep separate the persons serving as the Chairman and CEO, President and CFO of Alico and the persons serving as the Chairman and CEO, President and CFO of ABT so that the two companies have different executive officers.

The letter agreement replaces ABT’s previous corporate governance commitment dated March 18, 2005 which by its terms expires after the 2007 annual meeting. The new commitment has no expiration date but ABT can modify or terminate any of its commitments on 30 days advance notice.

Additionally, in the letter agreement, Alico agreed to take reasonable and appropriate actions to slate and support the election to its Board of Directors of an individual proposed by ABT. ABT proposed Mr. Robert J. “Bert” Viguet, Jr. and the Board of Alico appointed Mr. Viguet to serve as a director upon the recommendation of its Nominating and Governance Committee.

Mr. Viguet, age 48, is a Partner in the Houston, Texas office of Thompson & Knight LLP, an international law firm of over 400 attorneys, where he is a member of the firm’s

Corporate and Securities practice group. His practice is focused on mergers, acquisitions, significant asset transactions, public offerings, private placements of securities, venture capital financing, mezzanine financing and financial derivative transactions. Mr. Viguet has previously worked as an attorney for a leading independent oil company, as an engineer for a major integrated energy company, and as an investment banker, primarily serving technology and emerging growth companies. He received a J.D., with honors, from the University of Texas School of Law in 1985 and a B.S. in engineering, with honors, from the Georgia Institute of Technology in 1980. Mr. Viguet also serves on the Board of Directors of Atlantic Blue Trust, Inc. (“ABT”).

J. D. Alexander, President and CEO of ABT, informed Alico, “ABT remains committed to its investment in Alico, Inc. Moreover ABT has at all times insisted on and supported reasonable and appropriate governance standards, procedures and practices. We are very pleased with Mr. Viguet’s recent appointment to the Board and remain confident that Mr. Viguet’s experience and leadership will serve the best interests of all shareholders.”

Greg Mutz, Alico’s Lead Director, stated, “I am pleased by ABT’s continued voluntary assurances of good corporate governance and fully support Mr. Viguet’s appointment to the Board of Directors.”

At the meeting, the Board also declared a quarterly dividend of $0.275 per share payable to stockholders of record as of December 29, 2006, with payment expected on or about January 15, 2007 and set November 30, 2006, as the record date for shareholders eligible to vote at the Company’s annual meeting which will be held at 10:00 a.m on January 19, 2007. The annual meeting will be held at the Florida Gulf Coast University, 10501 FGCU Blvd, S., Fort Myers, FL 33965-6565.

Chairman John Alexander said, “The Alico Board of Directors is pleased to continue the payment of regular quarterly dividends to our shareholders. We also feel that our Board will be stronger than ever with the addition of Mr. Viguet. His experience and leadership will be a great benefit to all of the shareholders.

About Alico, Inc.

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 137,000 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander

La Belle, Florida

(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.